   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            CELL THERAPEUTICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

        WASHINGTON                   2384                   91-1533912
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL            IDENTIFICATION NO.)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                --------------

                      201 ELLIOTT AVENUE WEST, SUITE 400
                           SEATTLE, WASHINGTON 98119
                                (206) 282-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                                JAMES A. BIANCO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                           SEATTLE, WASHINGTON 98119
                                (206) 282-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                                --------------
                                  COPIES TO:
                              MICHAEL J. KENNEDY
                                MICHAEL S. DORF
                              TAMARA L. TOMPKINS
                        BROBECK, PHLEGER & HARRISON LLP
                        SPEAR STREET TOWER, ONE MARKET
                        SAN FRANCISCO, CALIFORNIA 94105
                                (415) 442-0900

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                            PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF                     MAXIMUM        MAXIMUM       AMOUNT OF
    SECURITIES TO BE        AMOUNT TO    OFFERING PRICE   AGGREGATE     REGISTRATION
       REGISTERED         BE REGISTERED   PER SHARE(1)  OFFERING PRICE      FEE
------------------------------------------------------------------------------------
 Common Stock, no par
  value (including
  associated Preferred
  Stock Purchase               2,866,847
  Rights)..............           shares     $15.81      $45,324,851      $13,735
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on October 30, 1997.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS       Subject to Completion, Dated November   , 1997

                                2,866,847 SHARES

                                      LOGO

                            CELL THERAPEUTICS, INC.

                                  COMMON STOCK

                                  -----------

  The 2,866,847 shares (the "Resale Shares") of Common Stock, no par value (the "Common Stock"), of Cell Therapeutics, Inc. ("cti" or the "Company") which may be sold from time to time hereby (the "Offering") are comprised of (i) up to 2,861,037 shares of Common Stock which may be offered for resale by certain shareholders of the Company named herein (collectively, the "Shareholders") and
(ii) up to 5,810 shares of Common Stock issuable upon exercise of certain warrants to purchase Common Stock (the "Warrants") which are being registered hereunder and may be offered for resale by the holders thereof named herein (collectively, the "Warrantholders" and, together with the Shareholders, the "Selling Holders") following exercise and issuance. See "Selling Holders." The Company will not receive any proceeds from the sale of the Resale Shares.

  The Resale Shares may be sold from time to time by the Selling Holders directly, in underwritten offerings or in ordinary brokerage transactions at prices at or near the market price or in other privately negotiated transactions on terms to be negotiated at the time of sale. Usual and customary or specifically negotiated underwriting discounts, brokerage fees or commissions may be paid by the Selling Holders in connection with such sales. To the effect required, the specific shares to be sold, the terms of the offering, including price, the names of any broker-dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

  The Company has agreed to bear all expenses (other than commissions or discounts of underwriters, dealers or agents or the fees and expenses of their counsel) in connection with the registration and sale of the Resale Shares being registered hereby. Expenses to be paid by the Company are estimated at approximately $75,000. The Company has agreed to indemnify the Selling Holders, and the Selling Holders have agreed to indemnify the Company, against certain liabilities under the Securities Act. See "Plan of Distribution" for possible indemnification arrangements for broker-dealers and underwriters.

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CTIC." On October 31, 1997, the reported last sale price of the Common Stock on the Nasdaq National Market was $16.00 per share.
                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Selling Holders and any broker-dealers that participate in the distribution of any of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                                  -----------

November   , 1997.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto, contained elsewhere in this Prospectus or incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. As used in this Prospectus, unless otherwise indicated or the context otherwise requires, all references to "cti" or the "Company" include Cell Therapeutics, Inc. and its wholly owned subsidiary, CTI Technologies, Inc., and all references to "Johnson & Johnson" include Johnson & Johnson, Ortho Biotech, Inc., The R.W. Johnson Pharmaceutical Research Institute (a division of Ortho Pharmaceutical Corporation) and Johnson & Johnson Development Corporation, each of which are wholly-owned subsidiaries of Johnson & Johnson, but does not include any other subsidiary of Johnson & Johnson.

                                  THE COMPANY

  Cell Therapeutics, Inc. ("cti" or the "Company") focuses on the discovery, development and commercialization of small molecule drugs that selectively regulate the metabolism of oxidized lipids and phospholipids relevant to the treatment of cancer and inflammatory and immune diseases. The Company is conducting three pivotal Phase III clinical trials for its lead product candidate, Lisofylline ("LSF"), which is being developed to prevent or reduce treatment-related toxicities, specifically serious and fatal infections, mucositis and treatment-related mortality, among cancer patients receiving high dose radiation and/or chemotherapy. In November 1996, cti entered into a Collaboration and License Agreement (the "Collaboration Agreement") with Johnson & Johnson for the joint development and commercialization of LSF to prevent or reduce the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by bone marrow transplantation ("BMT"). In September 1997, Johnson & Johnson exercised an option under the Collaboration Agreement to expand its participation in the development of LSF for treatment of patients with newly diagnosed acute myelogenous leukemia ("AML") undergoing high dose induction chemotherapy.

  In addition to its oncology applications, the Company is also investigating LSF for use as an agent to prevent or reduce the incidence and severity of acute lung injury ("ALI") and mortality among patients requiring mechanical ventilation for respiratory failure for which it expects to begin a pivotal Phase II/III trial in the fourth quarter of 1997. The Company is also developing CT-2584, a novel small molecule drug for the treatment of patients with multidrug (e.g., chemotherapy) resistant cancers, including prostate cancer and sarcomas, for which it expects to begin a Phase II clinical trial in the first quarter of 1998. The Company has devoted substantial resources to building a unique drug discovery platform based on its proprietary technology in oxidized lipid and phospholipid chemistry and believes it can leverage its enabling oxidized lipid and phospholipid technologies to identify development opportunities in other disease states, such as diabetes or cardiovascular disease, where oxidized lipids may be implicated in the pathogenesis or manifestations of such diseases.

 Oncology

  Cancer is the second leading cause of death in the United States, with approximately 1.4 million new cases diagnosed each year. At some point in their disease treatment, 70 percent of all cancer patients will receive radiation therapy and 50 percent of all newly diagnosed cancer patients will receive chemotherapy. Despite their benefits for treating cancer, there are significant limitations of, and complications associated with, radiation and chemotherapy which result in a high rate of treatment failure. The principal causes of cancer treatment failure include treatment-related toxicities, multidrug resistance and tumor resistance to radiation. The Company is focusing its oncology development efforts on a portfolio of drugs that it believes will address the three principal causes of cancer treatment failure: (i) LSF--a supportive care agent being investigated to prevent or reduce the incidence of serious and fatal infections, mucositis (damage to the epithelial cells lining the mouth, stomach and intestinal tract) and treatment-related mortality among cancer patients receiving high dose radiation and/or chemotherapy, (ii) CT-2584--a novel anti-cancer drug in clinical trials for the treatment of patients with multidrug resistant tumors and (iii) tumor sensitizing agents being investigated to enhance sensitivity to radiation among tumors that have deleted or mutated tumor suppressor genes. Additionally the Company may license or acquire agents from third parties which, when used with other cti oncology products, may provide added value to the integrated management of oncologic disease.

  Lisofylline. LSF is a synthetic small molecule drug in three pivotal Phase III clinical trials among cancer patients receiving high dose radiation and/or chemotherapy. Unlike blood cell growth factors or chemotherapy protecting agents, LSF is being developed to prevent or reduce the incidence of serious and fatal infections, mucositis and treatment-related mortality. More than 578 people have participated in over 15 clinical trials of LSF as of September 30, 1997. The Company has completed two Phase II trials for LSF which resulted in a statistically significant reduction in serious and fatal infections following BMT and serious infections following induction chemotherapy for AML. The Company is conducting two pivotal Phase III clinical trials of LSF in patients who require BMT after receiving ablative, or bone marrow destroying, doses of radiation and/or chemotherapy. In addition, the Company has an ongoing pivotal Phase III trial in patients with newly diagnosed AML who receive high dose induction chemotherapy. In the first quarter of 1998, the Company intends to commence a Phase II/III clinical trial of LSF in patients with solid tumors such as head and neck or breast cancers who receive dose-intensive radiation and/or chemotherapy and who are at risk of developing severe mucositis and neutropenic infections. Common to each of these three categories of anti-cancer treatment (ablative, induction and dose-intensive) is the occurrence of neutropenia and the breakdown of the epithelial barrier cells lining the mouth, stomach and intestinal tract, placing patients at a high risk of life threatening infections, severe mucositis and mortality.

  CT-2584. CT-2584 is cti's novel small molecule drug under investigation for the treatment of patients with multidrug resistant cancers, including prostate cancer and sarcomas. The Company has an ongoing Phase I trial, co-sponsored by the Cancer Research Campaign, at the Christie Hospital in the United Kingdom among patients with advanced cancers and a parallel Phase I trial at the Memorial Sloan Kettering Cancer Research Center in the United States for patients with advanced cancers including prostate and ovarian cancer. As of September 30, 1997, 36 patients have been treated with CT-2584 at five different dose levels without exhibiting the bone marrow or gastrointestinal toxicities observed with conventional high dose anti-cancer treatment regimens. Based on the preliminary response rates observed in this trial the Company anticipates initiating a Phase II trial in advanced hormone refractory prostate cancer in the first quarter of 1998.

 Inflammatory Disease

  The Company believes that, in addition to its oncology applications, LSF may be effective as an agent to prevent or reduce the incidence and severity of ALI and mortality among patients requiring mechanical ventilation for respiratory failure. The National Heart, Lung and Blood Institute (the "NHLBI") is sponsoring a pivotal Phase II/III trial of LSF among patients experiencing ALI which is expected to begin in the fourth quarter of 1997.

 Corporate Collaboration

  Under a Collaboration and License Agreement with Johnson & Johnson, cti is responsible for the development of LSF in the United States, and Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses incurred with obtaining regulatory approval for LSF in the United States for BMT and AML indications. The Company and Johnson & Johnson will co-promote LSF in the United States, and each will share equally in any resulting operating profits and losses. Johnson & Johnson has the exclusive right to develop and market LSF, at its own expense, for markets other than the United States and Canada, subject to specified royalty payments to cti. The Company has recorded approximately $19.1 million in equity payments, license fees and development cost reimbursements from Johnson & Johnson as of June 30, 1997. Johnson & Johnson purchased 300,000 shares of the Company's common stock in March 1997 concurrent with the closing of the Company's initial public offering for an aggregate purchase price of $3.0 million and 125,000 shares of common stock in October 1997 in the Company's follow-on public offering for an aggregate purchase price of approximately $2.0 million.

  Cell Therapeutics, Inc. was incorporated in Washington in September 1991. The Company has not received any revenue from the sale of products to date and does not expect to receive revenues from the sale of products for at least the next several years. The Company's executive offices are located at 201 Elliott Avenue West, Seattle, Washington 98119, and its telephone number is (206) 282-7100.

                                ---------------

  cti(R) is a registered trademark of the Company. LSF(TM) is a proprietary trademark of the Company. This Prospectus contains trademarks and service marks of companies other than cti.

                                  THE OFFERING

The Offering..................  (i) up to 2,861,037 of the Resale Shares which may be sold from time to time hereby are being offered for resale by certain persons who received their shares of Common Stock between 1993 and 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); and
                                (ii) up to 5,810 of the Resale Shares which may be sold from time to time hereby are being offered for resale by a certain person, following the exercise of outstanding warrants to purchase shares of Common Stock at an exercise price of $17.50 per share. See "Selling Holders."

Common Stock Outstanding
 atOctober 31, 1997...........
                                15,375,871 shares (1)

Use of Proceeds...............  The Company will not receive any proceeds from the sale of the Resale Shares which may be sold from time to time hereby.

Nasdaq National Market          CTIC
Symbol........................

--------
(1) Excludes (i) 1,530,346 shares of Common Stock issuable upon exercise of stock options outstanding as of October 31, 1997, at a weighted average exercise price of $11.92 per share and (ii) 14,817 shares of Common Stock issuable upon exercise of warrants outstanding as of October 31, 1997, at a weighted average exercise price of $26.01 per share.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock offered hereby.

                                 RISK FACTORS

  Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. When used in this Prospectus, the words "believes," "anticipates," "expects," "intends" and other predictive, interpretive and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

  Dependence on Single Drug Candidate. The Company is conducting three pivotal Phase III clinical trials for its lead product candidate, LSF. There can be no assurance that such Phase III trials will be successfully completed, that further clinical studies will not be needed or that any such clinical trials will lead to product approval by the United States Food and Drug Administration (the "FDA"). Furthermore, there can be no assurance that the Company will be successful in its efforts to develop LSF for any indications. The remainder of the Company's drug candidates are still in research and development, preclinical trials or clinical trials. Any additional product candidates will require significant research, development, preclinical and clinical testing, regulatory approval and commitments of resources prior to commercialization. The Company is, therefore, dependent on the successful completion of its pivotal Phase III trials and obtaining regulatory approval of LSF to generate revenues while it continues the research, development and regulatory approval processes for its other drug candidates. Although the Company is currently seeking to develop other drug candidates and to expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. If LSF does not successfully complete clinical testing and meet applicable regulatory requirements, or is not successfully manufactured or marketed, the Company may not have the financial resources to continue research and development of other product candidates. The failure to successfully develop, manufacture or market LSF would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. See "--No Assurance of FDA Approval; Comprehensive Government Regulation."

  No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials. The Company has no products commercially available for sale and does not expect to have any products commercially available for sale for at least the next several years, if ever. The time frame for achievement of market introduction for any potential product is long and uncertain. Two of the Company's product candidates, LSF and CT-2584, are currently in clinical trials for certain indications. However, the results obtained to date in preclinical and clinical studies of LSF and in preclinical studies and preliminary clinical trials of CT-2584 are not necessarily indicative of results that will be obtained during future clinical testing. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. In addition, data obtained from clinical trials are susceptible to varying interpretations. There can be no assurance that the Company and its collaborators will agree on the interpretation of the Company's future clinical trial results or that the Company's clinical trials will demonstrate sufficient terms of safety and efficacy necessary to obtain the requisite regulatory clearance or will result in marketable products.

  The Company's research and development programs for products other than LSF and CT-2584 are at an early stage of development. Preclinical in vitro and animal studies are not necessarily indicative of results that may be obtained during human clinical testing. Many potential therapeutic products indicate positive preclinical results which are not subsequently reproduced in humans. Any additional product candidates will require significant research, development, preclinical and clinical testing, regulatory approval and commitments of resources prior to commercialization. There can be no assurance that the Company's research will lead to the discovery of additional product candidates or that LSF, CT-2584 or any other products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully or profitably marketed. There can be no assurance as to the extent to which any products developed by cti will be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients or third-party payors.

  The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. There can be no assurance that the Company will be able to submit a New Drug Application ("NDA") as scheduled if clinical trials are completed, or that any such application will be reviewed and cleared by the FDA in a timely manner, or at all.

  There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicology studies or clinical trials of the Company's potential products. The appearance of any such unacceptable toxicities or side effects in toxicology studies or clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's potential products and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications. Even after being cleared by the FDA or foreign regulatory authorities, a product may later be shown to be unsafe or to not have its purported effect, thereby preventing widespread use or requiring withdrawal from the market. There can be no assurance that any potential products under development by the Company will be safe or effective when administered to patients.

  Reliance on Relationship with Johnson & Johnson. The Company is dependent on the future payments from Johnson & Johnson to continue the development and commercialization of LSF as presently planned. Under the terms of the Collaboration Agreement between Johnson & Johnson and the Company, Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses in the United States incurred in connection with obtaining regulatory approval for LSF for the prevention or reduction of the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by BMT and the treatment of patients with newly diagnosed AML undergoing high dose chemotherapy. Johnson & Johnson will be responsible for obtaining regulatory approval for LSF outside of the United States and Canada at its own expense. Although cti and Johnson & Johnson will co-promote LSF in the United States, Johnson & Johnson will have primary responsibility for commercializing LSF. There can be no assurance that Johnson & Johnson will be able to establish effective sales and distribution capabilities or will be successful in gaining market acceptance for LSF or that Johnson & Johnson will devote sufficient resources to the commercialization of products under the Collaboration Agreement. If Johnson & Johnson did not continue its participation in the development and commercialization of LSF, the Company would not be able to continue the development of LSF as presently planned which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  Although Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses incurred with obtaining regulatory approval in the United States for the BMT and AML indications, Johnson & Johnson may terminate the Collaboration Agreement at any time based upon material safety or tolerability issues related to LSF upon 30 days notice, and for any reason after November 8, 1997, subject to a six month notice period. Johnson & Johnson would have no further obligation to fund cti's development expenses related to LSF following such termination. However, the financial and other obligations of Johnson & Johnson (aside from Johnson & Johnson's obligation to make additional payments to, and equity investments in, cti if certain development milestones are achieved after the notice date) would continue during such six month notice period. If Johnson & Johnson were to terminate its participation in the Collaboration Agreement, the Company would not be able to continue the development of LSF as presently planned which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. If adequate funds were not then available from other sources, the Company would be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities or seek to obtain funds through arrangements with collaborative partners or others on terms which may be less favorable to cti than the Collaboration Agreement. See "--Need for Substantial Additional Funds."

  Ability to Protect Intellectual Property. The Company's success will depend in part on its ability to obtain patent protection for its products and technologies in the United States and other countries, effectively preserve its trade secrets, enforce its rights against third parties which may infringe on its technology and operate without infringing on the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology or pharmaceutical patents, or their enforceability, cannot be predicted. The Company intends to file applications as appropriate for patents covering both its products and processes. There can be no assurance that any patents will issue from any present or future applications or, if patents do issue, that such patents will be issued on a timely basis or that claims allowed on issued patents will be sufficient to protect the Company's technology. In addition, there can be no assurance that the patents issued to cti will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company. There can be no assurance that patents issued to the Company currently or in the future will effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

  The commercial success of the Company will also depend in part on the Company's neither infringing the patents or proprietary rights of third parties nor breaching any technological licenses which relate to the Company's technologies and potential products. In general, the development of therapeutic products is intensely competitive and many pharmaceutical companies, biotechnology companies, universities and research institutions have filed and will continue to file patent applications and receive patents in this field. If patents are issued to other entities that contain competitive or conflicting claims with respect to technology pursued by cti and such claims are ultimately determined to be valid, no assurance can be given that cti will be able to obtain licenses to these patents at a reasonable cost or develop or obtain alternative technology or compounds. In such case, the Company could be precluded from using technology that is the subject matter of such patents, which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. There has been significant litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights, and although the Company is not currently engaged in litigation regarding intellectual property matters, from time to time the Company sends and receives communications to and from third parties regarding such matters. In order to enforce any patents issued to the Company or determine the scope, validity or priority of other parties' proprietary rights, the Company may have to engage in litigation or interference or other administrative proceedings, which would result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in litigation or interference or other administrative proceedings, regardless of the merits of such claims. No assurance can be given that any necessary licenses can be obtained on commercially reasonable terms, or at all. Should litigation or interference or other administrative proceedings with respect to any such claims commence, such litigation or interference or other administrative proceedings could be extremely costly and time consuming and could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations, regardless of the outcome of such litigation or interference or other administrative proceedings.

  The Company has seven issued patents covering the pharmaceutical composition, commercial manufacturing process and oncology and anti-inflammatory uses of LSF in the United States. The Company is aware of a patent belonging to third parties that could be interpreted to compromise the Company's freedom to sell LSF in the United States for certain non-oncology applications. The Company believes, upon the advice of its patent counsel, that any such interpretation is relevant only in connection with the Company's use of LSF in preventing lung injury following traumatic injury (such as acute lung injury and Acute Respiratory Distress Syndrome) or sepsis and, irrespective of such interpretation, that the Company's planned manufacture, sale or use of LSF as described in this

Prospectus does not infringe any valid claim of such third party patent. If such third party patent rights were interpreted to limit the use of LSF, the Company could be required to obtain a license from such parties. There can be no assurance that any such license would be available to the Company upon reasonably acceptable terms, if at all. If the Company were so required to obtain a license from such parties, the inability of the Company to obtain such a license on reasonably acceptable terms would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. The Company could also face significant costs associated with any litigation relating to such patent.

  In order to protect its proprietary technology and processes, cti also relies on confidentiality and material transfer agreements with its corporate partners, consultants, outside scientific collaborators and sponsored researchers, other advisors and, in most cases, employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for such a breach or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.

  Technological Uncertainty and Medical Advances. The Company currently relies exclusively upon its lipid-based technology for the discovery, development and commercialization of drugs for the treatment of cancer and inflammatory and immune diseases. To date, the Company's resources have been dedicated primarily to the research and development of potential pharmaceutical products that the Company believes regulate the production and/or degradation of oxidized lipids such as hydroperoxyoctadecadienoic acids ("HPODEs") or phospholipids such as phosphatidic acids ("PAs"). The physiology of cancer, inflammatory and immune disease is complex, and the roles of HPODEs and PAs, and the stress-activated pathways ("SAPs") which they appear to activate, are not fully known. Although preclinical and clinical data to date suggest that the species of HPODEs and PAs targeted by the Company's products under development play an important role in the cellular inflammatory and injurious response to cell-damaging stimuli such as radiation, chemotherapy and oxidative injury, there can be no assurance that the Company's therapeutic approaches are correct or that its drug candidates will be proven safe or effective. The Company believes that the elevation and production of HPODEs and PAs and the activation of SAPs do not appear to be primarily utilized for normal cellular processes, and that the Company's drug candidates will not substantially interfere with normal cellular processes at therapeutically relevant levels. There can be no assurance that the HPODEs, PAs or SAPs believed to be targeted by the Company's drug candidates do not serve a currently unidentified beneficial purpose which might be adversely affected by the mechanism of action of the Company's drug candidates. No assurance can be given that unforeseen problems will not develop with the Company's technologies or applications, or that commercial products will ultimately be developed by cti. There can be no assurance that research and discoveries by others will not render some or all of cti's programs or products noncompetitive or obsolete or that the Company will be able to keep pace with technological developments or other market factors. Technological changes or medical advancements could diminish or eliminate the commercial viability of the Company's focus on cell membrane lipids in regulating cellular processes. The failure to commercialize such products would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  History and Continuation of Losses; Development Stage Company. The Company is a development stage company which currently has no sources of operating revenues and has incurred net operating losses since its inception. As of June 30, 1997, the Company had an accumulated deficit of approximately $84.7 million. Such losses have resulted principally from costs incurred in research, development, clinical trials and general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue at increasing levels for at least the next several years as its research, product development, clinical testing and marketing activities expand, and does not expect to receive revenues from the sale of products for at least the next several years, if ever. The Company is working on a number of costly long-term development projects which involve experimental and unproven technology and which may ultimately prove unsuccessful. In addition, since cti does not currently have any marketable products, it expects to incur substantial operating losses for a number of years. The amount of net losses and the time required by the Company to reach profitability are highly uncertain. There can be no assurance that the Company will be able to develop additional revenue sources or that its operations will ever become profitable.

  Need for Substantial Additional Funds. To date, the Company's operations have been funded primarily through the sale of equity securities, which has raised aggregate net proceeds of approximately $167.5 million as of October 31, 1997. The Company expects that its revenue sources for at least the next several years will consist primarily of future expense reimbursements and milestone payments under its collaboration agreements with Johnson & Johnson and with an affiliate of BioChem Pharma, Inc. ("BioChem Pharma"), and interest income. The Company will require substantial additional funds to conduct its existing and planned preclinical and clinical trials, to establish manufacturing and marketing capabilities for any products it may develop and to continue research and development activities. The Company expects that its existing capital resources and the interest earned thereon, combined with anticipated funding from Johnson & Johnson under the Collaboration Agreement and the proceeds from this Offering will enable the Company to maintain its current and planned operations at least through the middle of 1999. The Company will need to raise substantial additional capital to fund its operations beyond such time. See "--Reliance on Relationship with Johnson & Johnson."

  The Company's future capital requirements will depend on, and could increase as a result of, many factors, including: the continuation of the Company's collaboration with Johnson & Johnson; continued scientific progress in its research and development programs; the magnitude and scope of such programs; the terms of any additional collaborative arrangements that the Company may enter into; the progress of preclinical and clinical testing; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims; competing technological and market developments; changes in collaborative relationships; the ability of the Company to establish research, development and commercialization arrangements pertaining to products other than those covered by existing collaborative arrangements; the cost of establishing manufacturing facilities; the cost of commercialization activities; and the demand for the Company's products if and when approved.

  The Company intends to raise additional funds through additional equity or debt financings, research and development financings, collaborative relationships, or otherwise. The Company may engage in these capital raising activities even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available to cti or, if available, that it will be on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to existing shareholders may result. If adequate funds are not available, cti may be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities. If the Company seeks to obtain funds through arrangements with collaborative partners or others, such partners may require cti to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

  No Assurance of FDA Approval; Comprehensive Government
Regulation. Regulatory approval to market human therapeutics must be obtained from the FDA and comparable health authorities in foreign countries and, to a lesser extent, by state and local regulatory authorities in the United States. This process requires lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures, which must establish that such therapeutics are safe and efficacious. Obtaining regulatory approval to market drugs typically takes one or more years after the completion of clinical trials and the filing of an NDA, with no assurance that such approval will ever be obtained. The time involved for regulatory review varies substantially based upon the type, complexity and novelty of the drug. In addition, delays or rejections may be encountered based upon existing and changing policies of regulatory authorities for drug approval during the period of drug development and regulatory review of each submitted NDA. The results obtained in preclinical and early clinical studies are not necessarily indicative of results that will be obtained during future clinical testing. There can be no assurance that the results obtained by the Company to date will continue as testing and trials progress or that the Company's products will ever be approved for commercial sale by the FDA or other regulatory authorities.

  In addition to the substantial time commitment required, the regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, requires the expenditure of substantial resources. Preclinical studies must be conducted in conformity with the FDA's current Good Laboratory Practices ("GLP"). Clinical trials must meet requirements for institutional review board oversight and informed consent, as well as FDA prior review and acceptance of Investigational New Drug applications ("IND"), continued FDA oversight and current Good Clinical Practices ("GCP"). The Company's experience in conducting clinical trials is limited. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Furthermore, studies conducted with alternative designs or alternative patient populations could produce results which vary from those obtained by the Company. There can be no assurance that the Company's data or its interpretation of its data will be accepted by governmental regulators, the medical community or the Company's collaborators. See "--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  Government regulation also affects the manufacture and marketing of pharmaceutical drug products. Any future FDA or other governmental approval of drug products developed by cti may entail significant limitations on the indicated uses for which such products may be marketed. Approved drug products will be subject to additional testing and surveillance programs required by the regulatory agencies. For example, the Company will be obligated to report certain adverse reactions, if any, to the FDA. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions or criminal proceedings. In the event that cti were to manufacture therapeutic products, cti would be required to adhere to applicable standards for current Good Manufacturing Practices ("GMP") prescribed by the FDA, engage in extensive record keeping and reporting, and submit its manufacturing facilities to periodic inspections by state and federal agencies, including the FDA, and comparable agencies in other countries. In the event that third parties were to manufacture cti's therapeutic products, cti would be required to obtain FDA approval for such manufacture (or any change in manufacturer), and those third party manufacturers would also be required to adhere to GMP requirements.

  The effect of government regulation may be to considerably delay or prevent the marketing of any product that cti may develop and/or to impose costly procedures upon cti's activities, the result of which may be to furnish an advantage to its competitors. There can be no assurance that regulatory approval for any products developed by cti will be granted on a timely basis or at all. Any such delay in obtaining or failure to obtain such approvals would adversely affect cti's ability to market the proposed products and earn product revenue. The Company is unable to predict the extent and impact of regulation resulting from future federal, state or local legislation or administrative actions, or whether such government regulation may have a material adverse effect on cti.

  Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member state. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

  Substantial Competition. The Company faces substantial competition from a variety of sources, both direct and indirect. The Company faces direct competition from many companies focusing on areas such as cell signal transduction, surface receptor technology, transcription factors and gene therapies. There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, engaged more generally in developing synthetic pharmaceutical and biotechnological products for the same therapeutic applications as those which are the subject of the Company's research and development efforts. In some instances, such products have already entered clinical trials or received approval from the FDA. In addition, many of these competitors have significantly greater experience than cti in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. The Company also competes with companies that have substantially greater capital resources and research and development, manufacturing, marketing and sales capabilities. Moreover, certain academic institutions, governmental agencies and other public and private research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and compete with the Company in recruiting highly qualified scientific personnel. Other companies may succeed in developing products that are more effective or less costly than any that may be developed by cti and may also prove to be more successful than cti at marketing such products. Competition may increase further as a result of the potential advances in the commercial applicability of genetic engineering technologies and organic chemistry. There can be no assurance that the Company's competitors will not develop more effective or more affordable products or achieve earlier patent protection or product commercialization than cti.

  Reliance on Third Party Manufacturers; Manufacture of Products in Commercial Quantities. The manufacturing of sufficient quantities of new drugs is a time consuming, complex and unpredictable process. The Company currently has no internal facilities for the manufacture of any of its products for clinical or commercial production. The Company currently relies on one third party, ChiRex, Ltd. ("ChiRex"), to manufacture LSF for preclinical testing and clinical trials. The Company's manufacture and supply agreement with ChiRex provides for the manufacture and supply of LSF bulk drug and corresponding intermediate compounds for the Company's requirements for ongoing and future clinical trials and commercial requirements during product launch and commercialization. Under the terms of the Collaboration Agreement with Johnson & Johnson, the Company will be responsible for the manufacture of LSF for development and commercialization purposes until November 8, 1999. Thereafter, Johnson & Johnson will assume responsibility for the manufacture of LSF. However, Johnson & Johnson may elect to assume responsibility for the manufacture of LSF at any time prior to such date. LSF has never been manufactured on a commercial scale, and no assurance can be given that the Company, together with Johnson & Johnson will be able to make the transition to commercial production. The Company has recently entered into an agreement with a third party vendor to furnish CT-2584 bulk drug substance for future clinical studies. The Company may need to develop additional manufacturing resources, or may seek to enter into collaborative arrangements with other parties which have established manufacturing capabilities or may elect to have other third parties manufacture its products on a contract basis. All manufacturing facilities must comply with applicable regulations of the FDA. The Company has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that the Company's products are manufactured in accordance with current GMP and other applicable domestic and foreign regulations. However, the Company is dependent upon Johnson & Johnson and contract manufacturers including ChiRex to comply with such procedures and regulations. There can be no assurance that Johnson & Johnson or these contract manufacturers will meet the Company's requirements for quality, quantity or timeliness.

  Absence of Sales and Marketing Organization. The Company has no experience in marketing, sales or distribution. To directly market any of its potential products, the Company must obtain access to marketing and sales forces with technical expertise and with supporting distribution capability. To this end, the Company has entered into a collaboration with Johnson & Johnson which permits cti to co-promote LSF with Johnson & Johnson in the United States while providing that Johnson & Johnson will have primary responsibility for commercializing LSF. If the Company develops additional products with commercial potential outside of the Johnson & Johnson collaboration, cti may need to develop marketing and additional sales resources, may seek to enter into collaborative arrangements with other parties which have established marketing and sales capabilities or may choose to pursue the commercialization of such products on its own. There can be no assurance that the Company, Johnson & Johnson or any other third parties with whom the Company may enter into any commercialization arrangements will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for the Company's products.

  The successful commercialization of the Company's products in certain markets will be dependent, among other things, on the establishment of commercial arrangements with others in such markets. Such arrangements could include the granting of marketing or other rights to third parties in exchange for royalties, milestone development payments or other payments. There can be no assurance that any such additional arrangements will be established. If the Company is not able to establish such arrangements it would encounter delays in introducing its products into certain markets. While the Company believes that parties to any such arrangements will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources they devote to these activities will not be within the Company's control. There can be no assurance that the Company will enter into any such arrangements on acceptable terms or that any such parties will perform their obligations as expected or that any revenue will be derived from such arrangements.

  Management of Growth. The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. This growth has placed, and may continue to place, a significant strain on the Company's management and operations. The Company's ability to manage effectively such growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. In addition, if cti reaches the point where its activities require additional expertise in clinical testing, in obtaining regulatory approvals, and in production and marketing, there will be increased demands on cti's resources and infrastructure. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that its systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to exploit opportunities for the Company's products or proprietary technology. There can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of the Company's collaboration with Johnson & Johnson or any additional collaborative relationships into which the Company may enter. An inability to manage growth, if any, could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  Attraction and Retention of Key Employees and Consultants. The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might impede the achievement of research and development objectives. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to cti's success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. Although cti believes it will be successful in attracting and retaining skilled and experienced scientific and technical personnel, there can be no assurance that cti will be able to attract and retain such personnel on acceptable terms. Loss of the services of, or the failure to recruit, key managerial and scientific and technical personnel could have a material adverse effect on cti's research and product development programs, as well as its business, financial condition and results of operations. In addition, cti relies on consultants and advisors, including its scientific and clinical advisors, to assist the Company in formulating its research and development strategy. All of cti's consultants and advisors are employed by employers other than the Company or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company.

  Product Liability; Potential Difficulty of Obtaining Insurance. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human pharmaceutical products. Although the Company is insured against such risks up to a $20 million annual aggregate limit in connection with human clinical trials, there can be no assurance that the Company's present clinical trials liability insurance coverage is adequate or that the Company will be able to maintain such insurance on acceptable terms. The Company has no products commercially available for sale and has not procured product liability insurance covering claims in connection with commercially marketed products. There can be no assurance that the Company will be able to obtain comparable insurance on commercially reasonable terms if and when it commences the commercial marketing of any products or that such insurance will provide adequate coverage against potential liabilities. In addition, there can be no assurance that any collaborators and licensees of the Company will agree to indemnify the Company from, be adequately insured against or have a sufficient net worth to protect the Company from product liability claims. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on commercially reasonable terms.

  Uncertainty of Pharmaceutical Pricing and Reimbursement. Sales of cti's proposed products will be dependent in part on the availability and extent of reimbursement for the cost of such products and related treatments from third-party health care payors, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new medical products and services and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. If cti succeeds in bringing any of its proposed products to the market, there can be no assurance that any such products will be considered cost-effective or that third-party reimbursement will be available or will be sufficient to enable cti to sell its proposed products on a competitive basis and to maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate coverage and reimbursement levels are not provided by government and other third-party payors, the market acceptance of cti's products would be adversely affected. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to cti before or after any of the Company's proposed products are approved for marketing. While cti cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on cti's business, financial condition and results of operations.

  No Assurance of Market Acceptance. There can be no assurance that the Company's drug candidates, if approved by the FDA and other regulatory agencies, will achieve market acceptance. The degree of market acceptance will depend on a number of factors, including the receipt and timing of regulatory approvals, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and successfully market its drug candidates even if they perform successfully in clinical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

  Use of Hazardous Materials. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability not covered by insurance could exceed the resources of the Company.

  Concentration of Ownership. Upon completion of this Offering, directors and officers of cti, and their affiliates, will beneficially own in the aggregate 2,435,844 shares of the Company's Common Stock (including shares of Common Stock subject to options or warrants exercisable or convertible within 60 days of October 31, 1997), representing approximately 15.39 percent of the voting power of the Company's outstanding securities. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

  Possible Volatility of Stock Price. The market price for securities of biopharmaceutical and biotechnology companies, including that of cti, historically have been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors that may have a significant impact on the market price and marketability of the Company's Common Stock include: announcements of technological innovations or new commercial therapeutic products by the Company, its collaborative partners or the Company's present or potential competitors; announcements by the Company or others of results of preclinical testing and clinical trials; developments or disputes concerning patent or other proprietary rights; developments in the Company's relationships with Johnson & Johnson or future collaborative partners; acquisitions; litigation; adverse legislation; changes in governmental regulation, third party reimbursement policies, or the status of the Company's regulatory approvals or applications; changes in earnings; changes in securities analysts' recommendations; changes in health care policies and practices; economic and other external factors; and period-to-period fluctuations in financial results of the Company and general market conditions. Fluctuations in the trading price or liquidity of the Company's Common Stock may adversely effect the Company's ability to raise capital through future equity financing.

  Shares Available for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements ("Lock-Ups") executed in connection with the Company's follow-on public offering under which the holders of 4,591,562 shares, including 2,838,874 shares to be offered in this Offering, have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days ending on January 20, 1998 without the prior written consent of UBS Securities LLC. In its sole discretion and at any time without notice, UBS Securities LLC may release all or any portion of the shares subject to Lock-Ups. While a majority of the shares of Common Stock outstanding at October 31, 1997 will be freely tradeable without restriction or further registration under the Securities Act following the Lock-Up period, (i) 3,723,300 shares currently owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), and (ii) 1,066,091 additional shares, generally may be sold only in compliance with the volume limitations and other provisions of Rule 144. The Company has registered 2,615,720 shares of Common Stock reserved for issuance under the Company's 1994 Equity Incentive Plan and 1996 Employee Stock Purchase Plan as of the date of this Prospectus. Sales of a large number of such shares in the public market could have a material adverse effect on the market price of the Company's Common Stock.

  Anti-Takeover Provisions; Possible Issuance of Preferred Stock; Rights
Plan. The Company's Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, cti. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of the Company's preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of cti. The Company has no present plans to issue any shares of preferred stock. In addition, the Company has adopted a shareholder rights plan that, along with certain provisions of the Company's Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of the Company.

                                USE OF PROCEEDS

  The Company will not receive any of the net proceeds from the sale of the Resale Shares by the Selling Holders.

                                SELLING HOLDERS

  The following table sets forth certain information regarding the beneficial ownership of cti's Common Stock as of October 31, 1997, as reported to cti by each Selling Holder as of August 22, 1997 and as adjusted to reflect the Company's recently completed follow-on public offering (the "Follow-On Offering"), the number of Resale Shares which may be offered from time to time by each of the Selling Holders and the number and percentage of currently outstanding shares to be owned by each of the Selling Holders following this Offering, assuming that all Resale Shares which may be offered from time to time hereby are sold.

                               SHARES OF          NUMBER OF         SHARES OF
                              COMMON STOCK      SHARES OFFERED     COMMON STOCK
                           BENEFICIALLY OWNED     HEREBY FOR    BENEFICIALLY OWNED
                                PRIOR TO       SELLING HOLDER'S AFTER THE OFFERING
                              OFFERING (1)         ACCOUNT             (1)
                          -------------------- ---------------- ------------------
NAME OF BENEFICIAL OWNER   NUMBER   PERCENTAGE                  NUMBER  PERCENTAGE
------------------------  --------- ----------                  ------- ----------
SHAREHOLDERS:(2)
The International
 Biotechnology Trust plc
 (3)....................  1,358,156    8.83%      1,108,156     250,000    1.63%
Kummell Investments
 Limited (4)............  1,287,456    8.37       1,287,456           0       *
Johnson & Johnson
 Development Corporation
 (5)....................    868,262    5.65         443,262     425,000    2.76
Strategic Healthcare
 Investment Fund........     22,163       *          22,163           0       *
WARRANT HOLDERS:(6)
BT Alex. Brown
 Incorporated(7)........      5,810       *           5,810           0       *

--------
*Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 31 , 1997 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Information concerning holders of up to 1,181,969 additional shares of Common Stock with the right to participate in the Offering will be set forth in Prospectus Supplements from time to time, if required.
(3) Consists of 1,358,156 shares of Common Stock beneficially owned by The International Biotechnology Trust plc, a company formed under the laws of England ("IBT") and managed by Rothschild Asset Management Limited ("Rothschild"). Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Jeremy L. Curnock Cook, a Director of cti, is a director of IBT and Rothschild, and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Rothschild is advisor to Biotechnology Investment Limited ("BIL") and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL.
(4) Mr. Terrence M. Morris, a Director of cti, is the Chief Executive Officer of Morningside Ventures, which advises Kummell Investments Limited ("Kummell") on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell.
(5) Consist of 743,262 shares owned by Johnson & Johnson Development Corporation ("JJDC") at August 22, 1997 and 125,000 shares purchased by JJDC in the Follow-On Offering. Pursuant to the terms of the stock purchase agreement executed by JJDC and the Company in connection with the collaboration agreement (the "Collaboration Agreement") dated November 8, 1996, JJDC has agreed that it will not sell or otherwise dispose of the 443,262 shares which may be offered for resale from time to time hereby until the earlier of (i) January 1, 1999, or (ii) the termination of the Collaboration Agreement.
(6) Information concerning holders of additional warrants exercisable for up to 9,007 shares of Common Stock with the right to participate in the Offering will be set forth in Prospectus Supplements from time to time, if required.

(7) Consists of 5,810 shares of Common Stock issuable upon exercise of warrants which are immediately exercisable at an exercise price of $17.50 per share. Warrants for 3,840 of such shares will expire on November 13, 1997 and warrants for the remaining 1,970 shares will expire on November 25, 1997.

  In March 1995 The International Biotechnology Trust plc ("IBT") purchased 22,388.061 shares of Series A Convertible Preferred Stock ("Series A Preferred"), for an aggregate purchase price of $7.5 million, in the Company's 1995 private placement of an aggregate of 76,789.5116 shares of Series A Preferred. The holders of the outstanding shares of Series A Preferred, voting as a separate class, were entitled to elect one Director to the Board of Directors of the Company. At the 1996 Annual Meeting of Shareholders Mr. Jeremy L. Curnock Cook, an affiliate of IBT, was elected as a Director by the holders of the outstanding shares of Series A Preferred voting as a separate class. In September 1996 IBT purchased an additional 14,925.373 shares of Series A Preferred for an aggregate purchase price of $5.0 million. In March 1997 IBT purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. At the 1997 Annual Meeting of Shareholders, Mr. Curnock Cook was re-elected as Director by the Company's Shareholders.

  In March 1995 Kummell Investments Limited ("Kummell") purchased 14,925.374 shares of Series A Preferred, for an aggregate purchase price of $5.0 million, in the Company's 1995 private placement. In June 1995 Kummell purchased an additional 12,686.5672 shares of Series A Preferred for an aggregate purchase price of $4.25 million. In connection with the June 1995 transaction, the Company agreed that it would take all necessary action to nominate a designee of Kummell to serve as a Director until the 1996 Annual Meeting of Stockholders. In July 1995 the Company nominated Mr. Morris, as a designee of Kummell, to the Board of Directors to serve until the 1996 Annual Meeting of Stockholders. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. In September 1996 Kummell purchased an additional 14,925.373 shares of Series A Preferred for an aggregate purchase price of $5.0 million. In connection with the September 1996 transaction, the Company agreed that (i) it would take all necessary action to nominate a designee of Kummell at the 1999 Annual Meeting of Stockholders to serve as a Director until the 2002 Annual Meeting of Stockholders, and (ii) if prior to the 1999 Annual Meeting of Stockholders Mr. Morris shall cease to be a Director, it will take all necessary action to nominate a designee of Kummell as a Director to fill the vacancy created by Mr. Morris' termination. Such agreement terminated upon the closing of the Company's initial public offering in March 1997.

  In November 1996 Johnson & Johnson Development Corporation ("JJDC"), a wholly-owned subsidiary of Johnson & Johnson, purchased 14,925.373 shares of Series B Convertible Preferred Stock, for an aggregate purchase price of $5.0 million, pursuant to a Stock Purchase Agreement entered into between cti and JJDC in connection with the execution of the collaboration agreement between the Company and subsidiaries of Johnson & Johnson. See "Risk Factors--Reliance on Relationship with Johnson & Johnson" and "Business--Collaborations" included in cti's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference, for a description of the collaboration between cti and Johnson & Johnson. JJDC also purchased 300,000 shares of Common Stock in March 1997 concurrent with the closing of the Company's initial public offering for an aggregate purchase price of $3.0 million and an additional 125,000 shares of Common Stock in October 1997 in the Company's Follow-On Offering for an aggregate purchase price of approximately $2.0 million. Pursuant to the Stock Purchase Agreement, cti is entitled to require JJDC to purchase additional shares of Common Stock upon the achievement of certain milestones.

  Other than as set forth above, none of the Selling Holders listed above has had any material relationship with cti within the past three years.

                             PLAN OF DISTRIBUTION

  The Resale Shares offered hereby by the Selling Shareholders may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Resale Shares in ordinary brokerage transactions or to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Resale Shares for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the Resale Shares may be deemed to be underwriters and any profit on the sale of Resale Shares by them and any discounts, commissions or concessions received by any such underwriters, broker/dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  The sale of the Resale Shares by the Selling Shareholders may be effected from time to time in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. At the time a particular offering of the Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the amount of Resale Shares being offered and the terms of the offering, including the name or names of any additional Selling Shareholders, any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  Any Resale Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144, rather than pursuant to this Prospectus.

  The Company has paid substantially all of the expenses incident to the offering of the Resale Shares offered hereby, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker/dealer or agent that participates in transactions involving sales of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and certain of the Selling Shareholders have agreed to indemnify each other for certain liabilities arising out of material misstatements and omissions made by the other party in the Registration Statement and Prospectus.

                                 LEGAL MATTERS

  The validity of the Resale Shares offered hereby will be passed upon for the Company by Davis Wright Tremaine LLP, Seattle, Washington. Certain legal matters with respect to information contained in this Prospectus under the caption "Risk Factors--Ability to Protect Intellectual Property" will be passed upon by Foley & Lardner, Washington, D.C., patent counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of Cell Therapeutics, Inc. appearing in cti's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Registration Statement, including exhibits thereto, and such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Resale Shares of the Company being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Resale Shares, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

  (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

  (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997; and

  (3) the description of the Company's capital stock contained in the Company's Registration Statement on Form 10 filed on April 29, 1996 (as amended on June 27, 1996, and June 28, 1996), and the description of the Company's Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed on November 15, 1996.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified of superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Investor Relations, Cell Therapeutics, Inc., 201 Elliott Avenue West, Seattle, Washington 98119, telephone (206) 282-7100.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of the Company since such date.

                                  -----------

                               Table of Contents

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   5
Use of Proceeds............................................................  14
Selling Holders............................................................  15
Plan of Distribution.......................................................  17
Legal Matters..............................................................  17
Experts....................................................................  17
Available Information......................................................  18
Incorporation of Certain Documents by
 Reference.................................................................  18


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,866,847 Shares


                                     LOGO

                            Cell Therapeutics, Inc.

                                 Common Stock

                             ---------------------
                                  PROSPECTUS

                               November  , 1997
                             ---------------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions if the offering is underwritten, payable by the Registrant in connection with the sale of the Resale Shares being registered. All the amounts shown are estimates except for the SEC registration fee.

   SEC Registration Fee............................................ $    13,735
   Legal Fees and Expenses.........................................      20,000
   Accounting Fees and Expenses....................................      10,000
   Printing and Engraving Expenses.................................      20,000
   Miscellaneous Expenses..........................................      11,265
                                                                    -----------
     TOTAL......................................................... $    75,000
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Registrant's Restated Bylaws (Exhibit 4.8 hereto) provides for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

  Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation (Exhibit 4.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

  The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant's Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant.

  cti has entered into Registration Rights Agreements with the Selling Holders. Such agreements provide for indemnification by such Selling Holders of the Company and its officers and directors, and by the Company of such Selling Holders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)Exhibits

  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
  4.1(1)   Registrant's Restated Articles of Incorporation
  4.2(1)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock (Series A
            Convertible Preferred Stock)
  4.3(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Reducing the Number of Authorized Shares of Series A
            Convertible Preferred Stock.
  4.4(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock (Series B
            Convertible Preferred Stock)
  4.5(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock (Series C
            Preferred Stock)
  4.6(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation of Cell Therapeutics, Inc. Effecting a Reverse Stock
            Split.
  4.7(3)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation of Undesignating Series A and Series B Preferred
            Stock.
  4.8(4)   Registrant's Restated Bylaws
  4.9(5)   Specimen Common Stock Certificate
  4.10(6)  Form of Rights Agreement dated as of November 11, 1996, between the
            Registrant and Harris Trust Company of California, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights
            to Purchase Preferred Stock as Exhibit B and the Form of
            Certificate of Designation of the Series C Preferred Stock as
            Exhibit C
  4.11(1)  Form of Sales Agent Warrant for the 1992 Private Placement
  4.12(1)  Registration Agreement between the Registrant and the other parties included therein, dated as of November 23, 1993
  4.13(1)  Form of Sales Agent Warrant for the 1993 Private Placement
  4.14(1)  Registration Rights Agreement between the Registrant and the other parties included therein, dated as of March 21, 1995
  4.15(4)  Registration Rights Agreement between the Company and the other parties included therein, dated as of September 17, 1996, as amended by Amendment No. 1 thereto dated as of October 11, 1996.
  4.16(2)+ Stock Purchase Agreement, dated as of November 8, 1996, by and between the Registrant and Johnson & Johnson Development
            Corporation
  5.1      Opinion of Davis Wright Tremaine LLP
 23.1      Consent of Ernst & Young LLP, independent auditors
 23.2      Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1)
 23.3      Consent of Foley & Lardner.
 24.1      Powers of Attorney (included on pages II-5 and II-6 of this
            Registration Statement)

--------
 +Confidential Treatment Requested
(1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
(2) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-1 (No. 333-20855).
(3) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-3 (No. 333-36603).
(4) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(5) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 10.
(6) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 8-A.

  (b)Financial Statement Schedules

  None.

  All schedules have been omitted since they are either not required, are not applicable, or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

    (2b)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4d)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

    (1)That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SEATTLE, STATE OF WASHINGTON, ON NOVEMBER 4, 1997.

                                          Cell Therapeutics, Inc.

                                          By:_____/s/ James A Bianco, M.D._____
                                                  JAMES A. BIANCO, M.D.
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of James A. Bianco and Louis A. Bianco, and each of them acting individually, as such person's attorney-in-fact and agent, each with full power of substitution or resubstitution, for such person in any and all capacities, to sign any and all amendments (and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ Max E. Link, Ph.D.          Chairman of the           November 4,
-------------------------------------   Board and Director           1997
         MAX E. LINK, PH.D.

      /s/ James A Bianco, M.D.         President, Chief          November 4,
-------------------------------------   Executive Officer            1997
        JAMES A. BIANCO, M.D.           and Director

         /s/ Louis A. Bianco           Executive Vice            November 4,
-------------------------------------   President, Finance           1997
           LOUIS A. BIANCO              and Administration
                                        (Principal Financial
                                        Officer and
                                        Principal Accounting
                                        Officer)

      /s/ Jack W. Singer, M.D.         Director                  November 4,
-------------------------------------                                1997
        JACK W. SINGER, M.D.

              SIGNATURE                         TITLE                DATE

         /s/ Jack L. Bowman             Director                 November 4,
-------------------------------------                                1997
           JACK L. BOWMAN

     /s/ Jeremy L. Curnock Cook         Director                 November 4,
-------------------------------------                                1997
       JEREMY L. CURNOCK COOK

     /s/ Wilfred E. Jaeger, M.D.        Director                 November 4,
-------------------------------------                                1997
       WILFRED E. JAEGER, M.D.

       /s/ Terrence M. Morris           Director                 November 4,
-------------------------------------                                1997
         TERRENCE M. MORRIS

  /s/ Mary O'Neil Mundinger, D.P.H.     Director                 November 4,
-------------------------------------                                1997
    MARY O'NEIL MUNDINGER, D.P.H.

   /s/ Phillip M. Nudelman, Ph.D.       Director                 November 4,
-------------------------------------                                1997
     PHILLIP M. NUDELMAN, PH.D.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
  4.1(1)   Registrant's Restated Articles of Incorporation
  4.2(1)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock
            (Series A Convertible Preferred Stock)
  4.3(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Reducing the Number of Authorized Shares of
            Series A Convertible Preferred Stock.
  4.4(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock
            (Series B Convertible Preferred Stock)
  4.5(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation Establishing a Series of Preferred Stock
            (Series C Preferred Stock)
  4.6(2)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation of Cell Therapeutics, Inc. Effecting a Reverse
            Stock Split.
  4.7(3)   Registrant's Articles of Amendment to Restated Articles of
            Incorporation of Undesignating Series A and Series B
            Preferred Stock.
  4.8(4)   Registrant's Restated Bylaws
  4.9(5)   Specimen Common Stock Certificate
  4.10(6)  Form of Rights Agreement dated as of November 11, 1996, between the Registrant and Harris Trust Company of
            California, which includes the Form of Rights Certificate as
            Exhibit A, the Summary of Rights to Purchase Preferred Stock
            as Exhibit B and the Form of Certificate of Designation of
            the Series C Preferred Stock as Exhibit C
  4.11(1)  Form of Sales Agent Warrant for the 1992 Private Placement
  4.12(1)  Registration Agreement between the Registrant and the other parties included therein, dated as of November 23, 1993
  4.13(1)  Form of Sales Agent Warrant for the 1993 Private Placement
  4.14(1)  Registration Rights Agreement between the Registrant and the other parties included therein, dated as of March 21, 1995
  4.15(4)  Registration Rights Agreement between the Company and the other parties included therein, dated as of September 17,
            1996, as amended by Amendment No. 1 thereto dated as of
            October 11, 1996.
  4.16(2)+ Stock Purchase Agreement, dated as of November 8, 1996, by and between the Registrant and Johnson & Johnson Development
            Corporation
  5.1      Opinion of Davis Wright Tremaine LLP
 23.1      Consent of Ernst & Young LLP, independent auditors
 23.2      Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1)
 23.3      Consent of Foley & Lardner.
 24.1      Powers of Attorney (included on pages II-5 and II-6 of this
            Registration Statement)

--------
 +Confidential Treatment Requested
(1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
(2) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-1 (No. 333-20855).
(3) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-3 (No. 333-36603).
(4) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(5) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 10.
(6) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 8-A.